Exhibit 10.31
December 19, 2007
Amerex Companies, Inc.
406 South Boulder
Suite 820
Tulsa, Oklahoma
Attn: Nicholas Malino, Chief Executive Officer
Dear Nick:
Reference is hereby made to (i) the Senior Secured Convertible Note due November 21, 2007 (as amended, the “Note”) and the Revolving Credit Note (the “Revolver”) in the aggregate outstanding principal amounts of $6,131,235 and $1,500,000, respectively, of Amerex Companies, Inc. (the “Company”) to CAMOFI Master LDC (“CAMOFI”) and (ii) the additional transactions documents related thereto (the “Transaction Documents”). In consideration of CAMOFI agreeing to extend the Maturity Date of the Note and to defer certain principal and interest payments and for other consideration, the receipt of which is hereby acknowledged by the Company, the Company and CAMOFI hereby agree as follows:
1.	The Maturity Date of the Note shall be changed from November 21, 2007 to November 21, 2010 or such earlier date as the Note is required or permitted to be repaid as provided thereunder.

2.
The interest payments pursuant to the Note due on January 1, 2008, February 1, 2008, and March 1, 2008 shall be deferred until April 1, 2008, at which time such full amounts as well as the April 1, 2008 interest payment shall be due and payable.

3.	The interest rate shall increase from 10% payable in cash to 10% payable in cash and 2% payable in additional notes.

4.
The aggregate principal balance of the Note and the Revolver as of the date hereof shall remain the same. The Company shall issue a new Note to CAMOFI in principal amount of $2,027,123 (the “New Note”) having the same terms as the outstanding Note.

5.
Covenants on the Note shall include limitations on indebtedness, liens, dividends, transactions with affiliates, and will require that the Company have at a minimum monthly EBITDA of $400,000 for each of the month ended August 31, 2008 and for each of the remaining months through the end of 2008 as well as a minimum annual EBITDA of $2,500,000 for each of the years ended December 31, 2008 and December 31, 2009.

6.	The definition of “Monthly Redemption Amount” is hereby deleted in its entirety and the following new definition is substituted in lieu thereof.

“Monthly Redemption Amount” shall mean, as to a Monthly Redemption in respect of the Notes and the New Note, $250,000. In the event that CAMOFI receives a minimum of $3,000,000 in respect of the sale of the Kaiser facility and other excess real estate assets, including, without limitation, its Harrison County Texas property, the Monthly Redemption Amount shall be reduced to $150,000. All such amounts shall be made proportionally to the amounts outstanding under the Notes and the New Note, respectively.

7.	The definition of “Monthly Redemption Date” is hereby deleted in its entirety and the following new definition is substituted in lieu thereof.

“Monthly Redemption Date” means the first day of each month, commencing on the first day of August 1, 2008, unless sooner as provided herein.

8.
The Company shall promptly pay to CAMOFI 100% of any proceeds that it receives as a result of the sale of its Kaiser facility and other excess real estate assets, including, without limitation, its Harrison County Texas property. In addition, the Company will pay the $400,000 currently held in escrow for the closure of the injection wells on its Kaiser facility. Such proceeds shall be applied to repay the Notes at the price set forth in Section 2(t), (i.e., 115%). Agents to sell such assets will be retained by no later than January 15, 2008 and all such assets will be in contract to be sold on terms satisfactory to CAMOFI by April 30, 2008 or sooner.

9.	There shall be added to the affirmative covenants of the Note a covenant by the Company to raise at least $2.5 million of equity on terms satisfactory to CAMOFI by March 31, 2008.

10.
The term “Filing Date” as such term is defined in the Registration Rights Agreement shall be amended to the earlier of (i) the filing of a registration statement in respect of the next offering by the Company of its equity securities and (ii) June 30, 2008. The term “Effectiveness Date” as such term is defined in the Registration Rights Agreement shall be amended to the earlier of (i) 90 days after the Filing Date and (ii) September 30, 2008. The term “Registrable Securities” as such term is defined in the Registration Rights Agreement shall be amended to include the equity underlying the New Note.

11.
Anything to the contrary in the Note or any other agreement notwithstanding, CAMOFI shall have the right to convert up to 100% of the Note into Common Stock. The Company further agrees to give CAMOFI at least ten Business Days prior notice prior to any prepayments or repayments pursuant to the Note, during which time CAMOFI shall have the right to convert all or any portion of its Note into Common Stock.

12.
The Company shall promptly issue to CAMOFI 4.5% of the Company’s outstanding common stock. To the extent that the shares are not registered such shares will be included as “Registrable Securities” in the Registration Rights Agreement and included in the registration statement to be filed pursuant to such agreement.

13.	The Company agrees to extend the term of all of CAMOFI’s Warrants to five years from the date hereof.

14.
The Company shall make available to CAMOFI (or its representatives) its executive officers and its financial personnel for an on-site review of the financial condition of the Company (including a detailed analysis of its expenses). The Company shall reimburse CAMOFI for all costs and expenses related to such review.

Based on the foregoing, the Company and CAMOFI acknowledge and agree that, as of the date hereof, each party is in good standing under the Note, the Registration Rights Agreement and the Transaction Documents and that, as of the date hereof, there are no defaults under the Note, the Registration Rights Agreement or any of the Transaction Documents by either party.
If this letter is accordance with your understanding, please sign your name in the space provided below.
Very truly yours,
Jeffrey Haas
Portfolio Manager
ACCEPTED AND AGREED TO:
Amerex Companies, Inc.
By:
Name: Nicholas J. Malino
Title: CEO